SUB-ITEM 77Q2

Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to MFS Government Markets Income Trust (the Trust) with respect to its most recent fiscal year for Trustees and officers of the Trust, MFS, and certain persons affiliated with MFS, and greater than ten percent beneficial owners, the Trust believes all Section 16(a) transactions were reported on a timely basis, except for the following filing: Robert J. Manning made a Form 3 filing for the Trust on August 24, 2009.